Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES QUARTERLY DIVIDEND

January 21, 2015
Contact: Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 21, 2015) – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, declared a regular cash dividend on January 21, 2015, of $0.20 per common share payable February 17, 2015 to shareholders of record on February 3, 2015.

The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester and the Towns of Round Hill and Purcellville, VA. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.